Exhibit 99.(L)

PURCHASE AGREEMENT

BondBloxx ETF Trust (the “Trust”), a Delaware statutory trust, and BondBloxx Investment Management LLC (“BIM”) hereby agree as follows:

1.	The Trust hereby offers to sell to BIM and BIM hereby agrees to purchase 2,500 shares of the BondBloxx US High Yield Bond Energy Sector ETF, a series of the Trust, at a price of $40 per share. The Trust hereby acknowledges receipt from BIM of funds in full payment for the foregoing shares.

2.	The shares are to be purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

3.	BIM represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties herein have executed this Purchase Agreement as of the 1st day of December, 2021.

BONDBLOXX ETF TRUST

By:	/s/ Joanna Gallegos
Name: Joanna Gallegos
Title: President

BONDBLOXX INVESMENT MANAGEMENT LLC

By:	/s/Leland Clemons, Jr

Name: Leland Clemons, Jr.

Title: Managing Member